                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ASHLAND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 ASHLAND INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                  ASHLAND INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY 28, 1999

To our Shareholders:

  Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 28, 1999 at 10:30 a.m. Eastern Standard Time. The meeting will be held at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland's shareholders will act upon the following matters at the Annual Meeting or any adjournment thereof:

    (1) Election of five directors: Frank C. Carlucci, Dr. Ernest H. Drew, James B. Farley, Dr. Bernadine P. Healy and W. L. Rouse, Jr.;

    (2) Ratification of Ernst & Young LLP as independent auditors for fiscal
  1999;

    (3) If presented at the Annual Meeting, a shareholder proposal to spin-off Ashland Chemical, APAC and Valvoline as three separate companies;

    (4) If presented at the Annual Meeting, a shareholder proposal to distribute Arch Coal, Inc. stock to Ashland's shareholders; and

    (5) Transaction of any other business properly brought before the Annual Meeting.

  Only shareholders of record at the close of business on November 23, 1998 will be entitled to vote at the Annual Meeting or any adjournment of that meeting. In order that your stock may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the enclosed envelope.

                                        By Order of the Board of Directors

                                             THOMAS L. FEAZELL
                                          Senior Vice President,
                                              General Counsel
                                               and Secretary

Russell, Kentucky
December 11, 1998

                                 ASHLAND INC.

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS

          QUESTIONS AND ANSWERS ABOUT THE MEETING AND STOCK OWNERSHIP

Q:WHAT AM I VOTING ON?

A:(1) Election of five directors (Frank C. Carlucci, Dr. Ernest H. Drew, James B. Farley, Dr. Bernadine P. Healy and W. L. Rouse, Jr.);

  (2) Ratification of Ernst & Young as Ashland's independent auditors for fiscal year 1999;

  (3) A shareholder proposal to spin-off Ashland Chemical, APAC and Valvoline into three separate companies; and

  (4) A shareholder proposal to distribute Arch Coal, Inc. stock to Ashland's shareholders.

Q:WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:Shareholders as of the close of business on November 23, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Cumulative voting applies to the election of directors.

Q:HOW DO I CUMULATIVELY VOTE FOR DIRECTORS?

A:"Cumulative voting" for directors means that you can multiply the number of shares that you own by the number of directors to be elected and vote the resulting number of shares for any one or more of the nominees, distributed as you wish.

Q:HOW DO I VOTE MY SHARES?

A:Sign and date your proxy card and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate your voting preferences, Paul W. Chellgren and Thomas L. Feazell will, as proxy holders named on the proxy card, vote FOR the election of five director nominees, FOR the ratification of Ernst & Young, and AGAINST the two shareholder proposals.

Q:CAN I CHANGE MY VOTE ONCE I SEND BACK A PROXY CARD?

A:You have the right to revoke your proxy at any time before the Annual Meeting by (1) notifying Ashland's Secretary in writing, (2) voting in person at the Annual Meeting or (3) returning a later-dated proxy.

Q:WHO COUNTS THE VOTE?

A:Representatives of Harris Trust & Savings Bank will tabulate the votes and will act as the inspector of election.

Q:IS MY VOTE CONFIDENTIAL?

A:Yes. Voting tabulations are confidential. Only Harris Trust & Savings Bank has access to shareholder votes.

Q:WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

A:Your proxy card or cards represent(s) all Common Stock of Ashland that you own. A white proxy card represents shares of Common Stock for which you are the record owner and any shares that you hold in Ashland's Dividend Reinvestment Plan (the "DRIP"). A buff proxy card represents shares of Common Stock you hold in Ashland's Leveraged Employee Stock Ownership Plan (the "LESOP") and for Ashland's Employee Savings Plan. If your shares are held through a bank or brokerage firm, you will receive either a voting form or a proxy card to vote your shares.

Q:WHAT CONSTITUTES A QUORUM?

A:As of the Record Date, 74,852,025 shares of Ashland Common Stock were outstanding. A majority of those outstanding shares, voting either in person or by proxy, constitute a quorum for the purpose of taking action at the Annual Meeting. If you return a properly executed proxy card, you will be considered a part of that quorum. Broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will not be counted toward establishing a quorum.

Q:WHAT VOTE IS REQUIRED FOR PASSAGE OF EACH OF THE FOUR PROPOSALS UP FOR CONSIDERATION AT THE ANNUAL MEETING?

A:(1) ELECTION OF DIRECTORS--Under Ashland's By-laws, the five nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

  (2) APPROVAL OF AUDITORS--Submission of the appointment of Ernst & Young to Ashland's shareholders is not required. However, the appointment will be deemed ratified if votes cast in favor of the proposal exceed votes cast against the proposal. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal.

  (3) SHAREHOLDER PROPOSAL TO SPIN-OFF ASHLAND CHEMICAL, APAC, AND VALVOLINE INTO THREE SEPARATE COMPANIES--This shareholder proposal will be adopted if votes cast in favor exceed votes cast against it. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal.

  (4) SHAREHOLDER PROPOSAL TO DISTRIBUTE ARCH COAL STOCK TO ASHLAND'S SHAREHOLDERS--This shareholder proposal will be adopted if votes cast in favor exceed votes cast against it. Abstentions and broker non-votes are not counted as votes cast either for or against the proposal.

Q:WHO CAN ATTEND THE ANNUAL MEETING?

A:All Ashland shareholders as of the Record Date are invited to attend the Annual Meeting, although seating is limited.

Q:DOES ANY GROUP OR INDIVIDUAL OWN A SIGNIFICANT AMOUNT OF ASHLAND'S COMMON
STOCK?

A:As of September 30, 1998 Key Trust Company of Ohio, N.A. ("Key Trust") was the record owner of 7,369,577 shares of Ashland Common Stock. These shares include 7,284,093 shares held by it as trustee of the LESOP. Key Trust will vote shares allocated to a participant's LESOP account as instructed by the participant. If the participant does not provide specific voting instructions, Key Trust will vote the participant's shares in proportion to other participant's shares for which Key Trust has received instructions. The remaining 85,484 shares held by Key Trust as of September 30, 1998 were held by it in a variety of fiduciary capacities. Key Trust's record ownership equalled 9.8% of the Ashland shares outstanding as of November 23, 1998. Ashland is not aware of any holder, other than Key Trust, of more than 5% of Ashland's outstanding Common Stock.

                     ITEMS TO BE VOTED UPON BY SHAREHOLDERS

                         ITEM 1: ELECTION OF DIRECTORS

  Ashland's Board is made up of twelve directors, divided into three classes. Five directors will be elected at the 1999 Annual Meeting, including three continuing members of Class I of Ashland's Board: Frank C. Carlucci, James B. Farley and W. L. Rouse, Jr. Dr. Bernadine P. Healy and Dr. Ernest H. Drew will also be elected to the Board. Dr. Healy will be elected to Class I and Dr. Drew will be elected to Class III. Upon election, Messrs. Carlucci, Farley, Rouse and Dr. Healy will serve a three-year term, until the Annual Meeting in 2002. Upon election, Dr. Drew will serve a two-year term, until the Annual Meeting in 2001, along with the other members of Class III, who were elected to a three-year term at the 1998 Annual Meeting.

  Drs. Healy and Drew have joined Ashland's Board since the 1998 Annual Meeting. The Committee on Directors has confirmed that all five nominees will be available for election as directors and recommends them for election.

  Shareholders may vote for no more than five directors at the Annual Meeting, and may distribute their votes between or among nominees for director as they see fit. Pursuant to Ashland's By-laws, the five nominees receiving the greatest number of votes will be elected. If you return your signed proxy card, but do not indicate your voting preference, Paul W. Chellgren and Thomas L. Feazell (named on the enclosed proxy card) will vote FOR the election of the five nominees. Messrs. Chellgren and Feazell will vote shares cumulatively for one or more directors if, in their discretion, a situation arises that would make such a vote necessary or desirable, or if authority is withheld from one or more nominees.

  A description of each of Ashland's directors, and of the committees of the Board, can be found at pages 7 through 11 of this Proxy Statement. For a report on the stock ownership of Ashland's officers and directors, see the "Stock Ownership" chart on page 13.

                        ITEM 2: RATIFICATION OF AUDITORS

  The Audit Committee of the Board and the full Board of Directors have approved the appointment of Ernst & Young LLP ("E&Y") to audit Ashland's accounts for fiscal 1999. For auditing the books and records of Ashland for fiscal 1998, Ashland paid E&Y auditing fees of approximately $2 million.

  The Audit Committee and Board believe that E&Y has invaluable long-term knowledge of Ashland. However, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to appropriate questions from shareholders, and will be given the opportunity to make a statement.

  Although the Board is not required to submit the appointment of E&Y to a shareholder vote, the Board will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF E&Y AS ASHLAND'S INDEPENDENT AUDITORS FOR FISCAL 1999.

                    ITEM 3: SHAREHOLDER PROPOSAL TO SPIN-OFF
                      ASHLAND CHEMICAL, APAC AND VALVOLINE

  Ronald S. Fritz, of 6 Hamilton Road, White House Station, New Jersey 08889, stating that he is the beneficial owner of 100 shares of Ashland Common Stock, has notified Ashland in writing that he wishes the following proposal be placed before the shareholders at the Annual Meeting:

    RESOLVED, that the stockholders of record of Ashland Inc. assembled in annual meeting in person and by proxy, hereby direct the Board of Directors to spin-off Ashland Chemical, APAC, and Valvoline as three separate companies.

  Mr. Fritz has submitted the following statement in support of his proposal (reproduced as written):

  The Board should take this action because:

  1) It would give Ashland's stockholders greater control over their investment.
    The spin-off of these three companies as separate entities would allow the stockholders to make their own decisions as to whether they want to hold ownership interests in these industries, and if so, to what extent.

  2) It would create companies that would be "pure plays" in their industries.
    As "pure plays" these companies would be easier to understand and analyze. Therefore, they may attract more analysts and be more accurately priced in the market. They would more readily respond to changes in industry fundamentals and to company specific factors that affect stock price. In addition, as "pure plays" they would be much more attractive as candidates for mergers or acquisitions than they are as parts of Ashland Inc.

  3) It would eliminate an unnecessary layer of management.
    The managers of Ashland Chemical, APAC, and Valvoline are fully capable of conducting the business of those companies. There is no need for another layer of management above them. It represents an unnecessary expense.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

    Shareholder value will be best served by continuing to operate and, where appropriate, grow Ashland Chemical, APAC and Valvoline as wholly-owned units of Ashland. In December 1996, Ashland announced an ambitious multi-point plan to improve profitability and strategic focus. That plan took a long-term view of the steps most likely to enhance returns to shareholders. Ashland has made great strides in accomplishing the goals set forth in the plan, as evidenced by Ashland's joint venture with USX-Marathon, the sale of the oil and gas exploration business, the reorganization of staff groups and the move of corporate headquarters from Ashland, Kentucky to Covington, Kentucky. The plan is not static. Strategic or tactical adjustments will be made as needed.

    Ashland's strategy is to operate a related array of businesses, with a goal to deliver top-quartile total returns to shareholders. Since implementation of the profitability improvement plan two years ago, Ashland has moved aggressively to improve its competitive position in progressing towards its high performance aspirations.

    A major element in the performance strategy is to have all business units hold first-tier, if not clear leadership, positions in their markets. With that in mind, Ashland's joint venture with USX-Marathon was formed, and separately, Ashland Coal was merged with Arch Mineral to form Arch Coal. In each instance, market leadership positions were achieved. Similarly, most businesses of Ashland Chemical, APAC and Valvoline are positioned as leaders in their respective markets. Moreover, if a business cannot reasonably achieve a market leadership position in a value creating way it will be evaluated for sale, merger or other actions that will produce results. Market leadership considerations were a major factor in Ashland's decision in 1997 to sell its oil and gas exploration business.

    Clearly, Ashland has demonstrated a willingness to acquire or divest businesses and to implement other forms of corporate reorganization where value can be created for shareholders. However, at this time Ashland's Board and Management believe that value will continue to be created by retaining Ashland Chemical, APAC and Valvoline as wholly-owned units of Ashland.

  The shareholder proposal will be adopted if votes cast in its favor exceed votes cast against it. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal. Counsel has advised Ashland's Board that, under Kentucky law, ultimate responsibility to manage the business and affairs of the corporation rests with the Board. Therefore, the adoption of this proposal would not require Ashland to spin-off Ashland Chemical, APAC and Valvoline, but would simply amount to a request that the Board consider such a proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

           ITEM 4: SHAREHOLDER PROPOSAL TO DISTRIBUTE ARCH COAL STOCK

  R. Brian Fritz, of 292 Bellefonte Circle, Ashland, Kentucky 41101 (who, as of September 2, 1998, legally changed his name to Brian Kendenthal), stating that he is the beneficial owner of over 1,100 shares of Ashland Common Stock, has notified Ashland in writing that he wishes the following proposal be placed before the shareholders at the Annual Meeting:

    RESOLVED, that the stockholders of record of Ashland Inc. assembled in annual meeting in person and by proxy, hereby direct the Board of Directors to distribute the shares of Arch Coal, Inc. currently held by Ashland Inc. to the stockholders.

  Mr. Kendenthal has submitted the following statement in support of his proposal (reproduced as written):

  The Board should take this action because:

  1) It would give Ashland's shareholders greater control over their investment.
    A spin-off of the stock of Arch Coal, Inc. held by Ashland Inc. would allow Ashland's stockholders to make their own decisions as to whether they want to hold an ownership position in the coal industry, and if so, to what extent.

  2) It would reduce the complexity of Ashland Inc.
    As a company involved in several widely different industries, Ashland Inc. is difficult and time consuming to analyze. A simplified Ashland Inc. may be more attractive to analysts and investors.

  3) It would increase the liquidity of Arch Coal, Inc. stock.
    The available float of Arch Coal, Inc. stock would approximately double, leading to greater trading activity that should be attractive to both traders and long-term investors.

  4) It would eliminate an unnecessary layer of management.
    The management of Arch Coal, Inc. is fully capable of conducting the business of that company. There is no need for another layer of management over that of Arch Coal, Inc. It represents an unnecessary expense.

  5) It would eliminate double taxation of dividends.
    Ashland Inc. pays about $700,000 in income taxes annually on the dividends received from Arch Coal, Inc. Those taxes would be eliminated if the stock of Arch Coal, Inc. were held directly by the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

 . Ashland's coal investments have historically benefited Ashland's shareholders. Ashland's investments in the coal industry date back to the formation of Arch Mineral in the late 1960s. Shortly after the formation of Arch Mineral and later, Ashland Coal (the predecessors of Arch Coal), Ashland adopted the philosophy that each of these businesses would be self-funding and deliver value to their shareholders, of which Ashland was the largest. Both companies grew appreciably after initial capital infusions from Ashland of about $18 million. Over the years, Ashland has invested an additional
  $143 million in its coal business, but has received far greater cash distributions of $238 million (through the end of fiscal 1998). In addition, at November 30, 1998, the common stock held by Ashland was valued at $417 million. The coal industry has been a solid investment for the shareholders of Ashland.

 . There are tax issues related to a distribution of Arch Coal shares. Ashland's
  Management has, independent of and prior to receiving this shareholder proposal, analyzed the possibility of distributing Arch Coal stock owned by Ashland to Ashland's shareholders. Tax advisors indicate that a distribution of Arch Coal shares would be treated as a sale of this stock and the resulting gain would be taxable to Ashland. A distribution of Arch Coal shares would also be a taxable event for Ashland's shareholders. Thus, for Federal tax purposes, the full value of the Arch Coal shares received by each Ashland shareholder would be considered a dividend and taxed a second time. This double taxation would destroy, not create, value for Ashland's shareholders.

 . Ashland's Board and Management have demonstrated aggressiveness and flexibility in dealing with Ashland's coal investments. Ashland's Management and its Board have a long-established practice of being very open and flexible toward Ashland's investment in the coal industry. Through public sales, private sales, private purchases and creative financial structures, value has been extracted for Ashland's shareholders. The June 1997 merger of Arch Mineral and Ashland Coal to form Arch Coal, Inc. is an example. Ashland's Management was the primary catalyst for that combination, which created a premier coal operation with important low-sulfur production in both eastern and western mining areas.

  The shareholder proposal will be adopted if votes cast in its favor exceed votes cast against it. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal. Counsel has advised Ashland's Board that, under Kentucky law, ultimate responsibility to manage the business and affairs of the corporation rests with the Board. Therefore, the adoption of this proposal would not require Ashland to distribute the Arch Coal shares to Ashland's shareholders, but would simply amount to a request that the Board consider such a proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                       ASHLAND INC.'S BOARD OF DIRECTORS

                NOMINEES FOR ELECTION AT THE 1999 ANNUAL MEETING

                    CLASS I DIRECTORS NOMINATED FOR ELECTION
                            (Term expiring in 2002)


                FRANK C. CARLUCCI                           Director since 1989

    [PHOTO      Mr. Carlucci, 68, is Chairman of The Carlyle Group in
    APPEARS     Washington, D.C. He was Secretary of Defense of the United
     HERE]      States from 1987 to 1989. He is a Director of Kaman
                Corporation; IRI International; Neurogen Corporation; Northern
                Telecom Ltd.; Pharmacia & Upjohn Inc.; Quaker Oats Company;
                SunResorts, Ltd.; and Texas Biotechnology Corporation.


                JAMES B. FARLEY                             Director since 1984

    [PHOTO      Mr. Farley, 68, is the former Chairman of Booz.Allen &
    APPEARS     Hamilton, Inc. and the retired Chairman of Mutual of New York.
     HERE]      He is presently a Director of The MONY Group Inc. (formerly
                The Mutual Life Insurance Company of New York) and a Director of Harrah's Entertainment Inc. He is also a Trustee of The
                Forster Trust.


                BERNADINE P. HEALY, M.D.                    Director since 1998

    [PHOTO      Dr. Healy, 54, is the Dean of the College of Medicine and
    APPEARS     Public Health, and Professor of Medicine, The Ohio State
     HERE]      University. From July 1993 to May 1995, she was a physician and Science Policy Advisor to The Cleveland Clinic Foundation.
                She is the immediate past Director of the National Institutes of Health (from 1991 to 1993). She is a Director of Invacare,
                Inc.; Medtronic, Inc.; and National City Corporation. She is also a Trustee of Battelle Memorial Institute.


                W. L. ROUSE, JR.                            Director since 1987

    [PHOTO      Mr. Rouse, 66, is an investor in Naples, Florida, and the
    APPEARS     retired Chairman, President and Chief Executive Officer of
     HERE]      First Security Corporation. He is a Director of Kentucky
                American Water Company and Louisville Gas & Electric Co.

                   CLASS III DIRECTOR NOMINATED FOR ELECTION
                            (Term expiring in 2001)


                ERNEST H. DREW                              Director since 1998

   [PHOTO       Dr. Drew, 61, was formerly Chief Executive Officer of the
   APPEARS      Westinghouse Industries & Technology Group. From 1988 to 1994,
    HERE]       he was President and Chief Executive Officer of Hoechst
                Celanese Corporation. From 1995 to mid-1997, he served as a member of the Board of Management of Hoechst AG. At various times he had Board responsibility for the Chemical, Specialties and Engineering Plastics Business Groups;
                Strategic Planning; and the Americas and Greater China regions. He is a Director of Johns Manville Corp.; Public
                Service Enterprise Group; and Thomas & Betts Corporation.

                CONTINUING DIRECTORS NOT UP FOR ELECTION AT THE
                              1999 ANNUAL MEETING

                               CLASS II DIRECTORS
                            (Term expiring in 2000)


                PAUL W. CHELLGREN                           Director since 1992

   [PHOTO       Mr. Chellgren, 55, is Chairman of the Board (since 1997) and
   APPEARS      Chief Executive Officer (since 1996) of Ashland. He was Chief
    HERE]       Operating Officer of Ashland from 1992 to 1996. He is a
                Director of Arch Coal, Inc.; Medtronic, Inc.; and PNC Bank
                Corp.


                RALPH E. GOMORY                             Director since 1989

   [PHOTO       Mr. Gomory, 69, is President of the Alfred P. Sloan Foundation
   APPEARS      in New York, New York. He is a Director of the Bank of New
    HERE]       York; LEXMARK International, Inc.; Polaroid Corp.; and The
                Washington Post Company.


                PATRICK F. NOONAN                           Director since 1991

   [PHOTO       Mr. Noonan, 56, is Chairman of The Conservation Fund in
   APPEARS      Arlington, Virginia. He is a Director of the American Gas
    HERE]       Index Fund; Fund for Governmental Investors; International
                Paper Company; and Saul Centers, Inc.; a Trustee of The
                National Geographic Society; and serves on the Board of Advisors of the Duke University School of the Environment.

                JANE C. PFEIFFER                            Director since 1982

  [PHOTO        Mrs. Pfeiffer, 66, is a management consultant in Vero Beach,
  APPEARS       Florida. She is a Director of International Paper Company and
   HERE]        J.C. Penney Company, Inc. and a Director of The MONY Group
                Inc. (formerly The Mutual Life Insurance Company of New York).


                MICHAEL D. ROSE                             Director since 1988

  [PHOTO        Mr. Rose, 56, served as Chairman of the Board of Promus Hotel
  APPEARS       Corporation from April 1995 until his retirement in December
   HERE]        1997. Mr. Rose served as Chief Executive Officer of Promus from 1990 to 1994. He also served as Chairman of the Board of Harrah's Entertainment Inc. from 1995 to December 1996. He is a Director of Darden Restaurants, Inc.; Felcor Suites Hotels,
                Inc.; General Mills, Inc.; First Tennessee National Corp.;
                Promus Hotel Corporation; ResortQuest International, Inc.; and
                Stein Mart, Inc.

                              CLASS III DIRECTORS
                            (Term expiring in 2001)


                SAMUEL C. BUTLER                            Director since 1970

  [PHOTO        Mr. Butler, 68, is a Partner of Cravath, Swaine & Moore,
  APPEARS       Attorneys, in New York, New York. He is a Director of
   HERE]        Millipore Corporation and United States Trust Corporation.


                MANNIE L. JACKSON                           Director since 1994

  [PHOTO        Mr. Jackson, 59, is the majority owner and Chairman of the
  APPEARS       Board of the Harlem Globetrotters, International. Mr. Jackson
   HERE]        retired as a Senior Vice President for Honeywell, Inc., as a consultant for Honeywell and as an Advisor to its Chairman in 1994. He resigned as a member of Honeywell's Southern Africa subsidiary's Board of Directors in 1997. He is a Director of Jostens, Inc.; The Stanley Works; and REEBOK Corporation.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Ashland's Board has five committees: Audit Committee, Committee on Directors, Finance Committee, Personnel and Compensation Committee and Public Policy--Environmental Committee. Membership in those committees is reflected in the following chart:

                                                        PERSONNEL
                                   COMMITTEE               AND      PUBLIC POLICY--
                           AUDIT      ON      FINANCE  COMPENSATION  ENVIRONMENTAL
                         COMMITTEE DIRECTORS COMMITTEE  COMMITTEE      COMMITTEE
                         --------- --------- --------- ------------ ---------------
Samuel C. Butler........      X         X*
Frank C. Carlucci.......                          X          X*
Ernest H. Drew..........      X                                             X
James B. Farley.........                X         X*         X
Ralph E. Gomory.........      X*                                            X
Bernadine P. Healy......      X                                             X
Mannie L. Jackson.......                X                    X
Patrick F. Noonan.......                                     X              X*
Jane C. Pfeiffer........                X         X                         X
Michael D. Rose.........      X                                             X
W. L. Rouse, Jr.........      X                   X          X

---------------------
* Indicates Committee Chairman

  THE AUDIT COMMITTEE (i) provides a direct and open avenue of communication between Ashland's internal auditors, its independent auditors and the Board of Directors; (ii) recommends the selection of Ashland's independent auditors, the audit fees and the services provided by the independent auditors;
(iii) reviews the scope and findings of external and internal audits; and
(iv) reviews the adequacy of Ashland's policies, procedures and internal controls.

  THE COMMITTEE ON DIRECTORS recommends (i) nominees for Ashland's Board;
(ii) the desirable size and composition of the Board; and (iii) the elements of director compensation. It also oversees the Board's annual review of director performance.

  Ashland selects director nominees based on the nominee's skills, achievements and experience. The Committee on Directors considers candidates recommended by other directors, employees and shareholders. Written suggestions for candidates should be sent to the Secretary of Ashland Inc., 1000 Ashland Drive, Russell, Kentucky 41169 and, after the 1999 Annual Meeting of Shareholders, to 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

  In order to nominate a director at an Annual Meeting of Shareholders, Ashland's By-laws require that a shareholder provide written notice of an intent to nominate a director not later than 90 days prior to the meeting (if the meeting is held on the last Thursday in January). For a meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. "Public disclosure" may include a public filing with the Securities and Exchange Commission (the "SEC").

  The notice must contain the following information:

  . The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

  . A representation that the shareholder is a shareholder of record of Ashland stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

  . A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

  . Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board;

  . The consent of each nominee to serve as a director if so elected;

  . A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

  The chairman of any meeting of shareholders to elect directors and the Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

  THE FINANCE COMMITTEE reviews Ashland's financial policies, needs and structure. It oversees significant financial issues such as dividend action, offerings of corporate stock or debt securities and major borrowings by Ashland.

  THE PERSONNEL AND COMPENSATION COMMITTEE approves salaries of corporate officers and participation in, and awards under, Ashland's incentive plans. It oversees compensation, hiring and performance evaluation policies. The Committee also oversees various employee compensation, benefit and retirement plans.

  THE PUBLIC POLICY--ENVIRONMENTAL COMMITTEE monitors public issues that have an impact on Ashland and oversees Ashland's environmental, health and safety compliance practices.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During fiscal 1998, seven meetings of the Board of Directors were held. The Audit Committee met four times, the Committee on Directors met two times, the Finance Committee met three times, the Personnel and Compensation Committee met four times and the Public Policy--Environmental Committee met two times. Each current director attended at least 75% of the total meetings of the Board and the Committees on which he or she served, with the exception of Ralph E. Gomory, who attended 69% of such meetings. Overall attendance at Board and Committee meetings (excluding Dr. Healy, who was elected at the September 1998 Board of Directors' meeting) was 91.4%.

                           COMPENSATION OF DIRECTORS

  ANNUAL RETAINER AND MEETING FEES. Non-employee directors receive an annual retainer of $56,000, which must, pursuant to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the "Directors' Deferral Plan") either be (i) deferred into the Ashland Common Stock Fund or (ii) taken in Ashland Common Stock.

  In addition to the annual retainer, non-employee directors receive $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Meeting fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available in the Directors' Deferral Plan.

  The payout of the deferred annual retainer and deferred meeting fees occurs upon termination of service by a director. However, upon a "change in control" of Ashland (as defined in the Directors' Deferral Plan), amounts in the directors' deferral accounts would be automatically distributed to the director.

  In addition to an annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,000 per day for services on special assignments as directed by the Chairman of the Board. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board or its Committees.

  RESTRICTED SHARES--INITIAL GRANT. Upon election to Ashland's Board, a new director receives 1,000 restricted shares of Ashland Common Stock. The director pays Ashland an amount equal to the par value of the restricted shares. The restricted shares may not be sold, assigned, transferred, or otherwise encumbered until the earliest to occur of: (i) normal retirement from the Board at age 70; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. Under certain circumstances, the Committee has discretion to avoid a director's forfeiture of these shares if he or she leaves Ashland's Board for reasons other than those listed above.

  RESTRICTED SHARES--SUBSEQUENT GRANTS; STOCK OPTIONS. At its January 1998 meeting, Ashland's Board voted to terminate any further grants of restricted stock to non-employee directors, other than the initial grant discussed above. At that meeting, the Board also voted to terminate any further stock option grants to non-employee directors. Directors kept any restricted stock and stock options granted prior to that termination.

  OTHER COMPENSATION. In January 1997, the Board prospectively terminated the Directors' Charitable Awards Program. All current non-employee directors, other than Drs. Drew and Healy, remain eligible for the Charitable Awards. Under that program, $1 million is donated upon a director's death to one or more educational organizations recommended by that director.

  Ashland's Board considers stock ownership of Ashland by directors and management to be of utmost importance. The Board believes that such ownership enhances directors' and management's commitment to Ashland's future and further aligns management's interests with those of Ashland's shareholders. Accordingly, in fiscal 1993, the Board established minimum stock ownership guidelines for directors and certain executive officers of Ashland. These guidelines require directors to own Ashland Common Stock having a value of at least five times their annual retainer. All of Ashland's current directors, other than Drs. Drew and Healy, have attained the minimum stock ownership levels established by the Board. Each newly elected director, such as Drs. Drew and Healy, has five years from the year elected to reach this ownership level. For further information as to these guidelines as they pertain to Ashland's executive officers, see the Personnel and Compensation Committee Report on Executive Compensation in this Proxy Statement.

                    STOCK OWNERSHIP OF DIRECTORS AND CERTAIN
                              OFFICERS OF ASHLAND

  The following table shows the stock ownership of members of Ashland's Board, stock ownership of the executive officers of Ashland named in the Summary Compensation Table on page 18 and stock ownership of the directors and executive officers of Ashland as a group.

                                                        STOCK OWNERSHIP
                                                  --------------------------
                                                  AGGREGATE NUMBER OF SHARES
      NAME                                            BENEFICIALLY OWNED
      ----                                        --------------------------
Paul W. Chellgren..............................      426,187(1)(2)(3)(4)(8)
John A. Brothers...............................      201,035(1)(2)(3)(5)
James R. Boyd..................................      189,346(1)(2)(3)
J. Marvin Quin.................................      108,873(1)(2)(3)
David J. D'Antoni..............................      148,226(1)(2)(3)(6)
Samuel C. Butler...............................       64,705(2)(3)(7)(8)
Frank C. Carlucci..............................       28,198(2)(3)(8)
Ernest H. Drew.................................        3,798(2)(3)
James B. Farley................................       18,950(2)(3)
Ralph E. Gomory................................       24,690(2)(3)
Bernadine P. Healy.............................       3,546(2)(3)
Mannie L. Jackson..............................       14,693(2)(3)
Patrick F. Noonan..............................       14,699(2)(3)
Jane C. Pfeiffer...............................       16,715(2)(3)
Michael D. Rose................................       25,463(2)(3)
W.L. Rouse, Jr. ...............................       29,145(2)(3)
All directors and executive officers as a group
 (26 persons)..................................    2,019,532(3)

---------------------

  None of the listed individuals owned more than 1% of Ashland's outstanding Common Stock as of November 23, 1998. All directors and executive officers as a group owned 2,019,532 shares of Ashland Stock, which equalled 2.7% of the stock outstanding on November 23, 1998.

(1) Includes shares of Ashland Common Stock held under Ashland's Employee Savings Plan and/or LESOP. Participants can vote the Employee Savings Plan and LESOP shares, and can invest in twenty-four investment options available under the Employee Savings Plan (other than "matching shares" contributed to a participant's account by Ashland, which must remain in the Ashland Common Stock Fund of the Employee Savings Plan.)

(2) Includes Stock Units (share equivalents) held by executive officers or directors under the Deferred Compensation Plan for Employees (the "Employees' Deferral Plan") or the Directors' Deferral Plan, respectively. When an officer terminates employment with Ashland, or a director terminates service on the Board, he or she may elect to take the payout of Stock Units in cash or Ashland Common Stock.

(3) Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 1998, through the exercise of stock options: as to Mr. Chellgren, 292,500 shares (excluding 15,000 stock options transferred to his children); Mr. Brothers, 143,750 shares; Mr. Boyd, 139,250 shares; Mr. Quin, 71,250 shares (excluding 10,000 stock options transferred to his children); and Mr. D'Antoni, 113,250 shares. Each non-employee director has the right to acquire beneficial ownership of 4,000 shares within 60 calendar days after September 30, 1998 through the exercise of stock options with the exception of Mr. Jackson, who has the right to acquire 3,000 shares and Drs. Drew and Healy, who do not have the right to acquire any such shares. All directors and executive officers as a group have the right to acquire beneficial ownership of 1,328,081 shares within 60 calendar days after September 30, 1998.

(4) Includes 60,000 shares of Restricted Common Stock of Ashland for which Mr. Chellgren has voting power.

(5) Includes 20,000 shares of Restricted Common Stock of Ashland for which Mr. Brothers has voting power.

(6) Includes 500 shares of Ashland Common Stock held by Mr. D'Antoni as custodian for his son, and as to which Mr. D'Antoni disclaims beneficial ownership.

(7) Includes 3,880 shares of Ashland Common Stock owned in trust for the benefit of Mr. Butler and 750 shares of Ashland Common Stock owned by Mr. Butler's wife for which he disclaims beneficial ownership.

(8) Includes shares of Ashland Common Stock held under the DRIP, which provides participants with voting power with respect to such shares.

                             EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

DESCRIPTION OF THE PERSONNEL AND COMPENSATION COMMITTEE (THE "COMMITTEE") OF ASHLAND'S BOARD OF DIRECTORS (THE "BOARD"):

  . Comprised entirely of non-employee members;
  . Key Executive Compensation responsibilities include the review, recommendation and approval of changes to Ashland's executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland's other executive officers.

OBJECTIVES OF ASHLAND'S EXECUTIVE COMPENSATION PROGRAM:

  . Pay for performance, motivating both long- and short-term performance for the benefit of Ashland's shareholders;
  . Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;
  . Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland's executive officers;
  . Encourage significant Ashland Common Stock ownership by Ashland's executive officers in order to align their interests with those of Ashland's shareholders; and
  . Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland's shareholders.

ASHLAND'S EXECUTIVE COMPENSATION PROGRAM IS DESIGNED TO:

  . Be performance-oriented, with a significant portion of executive compensation being "at risk," with more than 60% of the maximum potential executive compensation being provided by annual and long-term incentives;
  . Provide total compensation opportunities that are comparable to the opportunities provided by a group of 18 companies of similar size and diversity to Ashland (the "Compensation Peer Group"). (This Compensation Peer Group contains different companies than the peer group of companies selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 23); and
  . Include three primary components: (1) base pay; (2) an annual incentive bonus; and (3) a long-term incentive program consisting of stock options and performance shares or units.

DESCRIPTION OF THE PRIMARY COMPONENTS: BASE SALARY, ANNUAL INCENTIVE BONUS, AND LONG-TERM INCENTIVES CONSISTING OF STOCK OPTIONS AND PERFORMANCE SHARES OR
UNITS:

 . BASE SALARY: Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the Committee and are generally at the median of the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance. Increases in base salaries typically occur annually following review by the Committee.

 . ANNUAL INCENTIVE BONUS: Incentive compensation is awarded annually, with 20% based upon the participant's individual performance for the last fiscal year and 80% based upon Ashland's operating performance. Within 90 days after the beginning of each fiscal year, performance Hurdle and Target objectives are established for the upcoming year. For 1998 the objectives were corporate economic profit and business unit economic profit. For the Chairman of the Board and Chief Executive Officer, as well as certain other executive officers, in addition to the economic profit objectives, there was a net income objective.

  Hurdles are the minimum objectives that must be reached in order to trigger a bonus payout. If the applicable Target(s) is/are achieved, maximum incentive payments may be earned. The Committee may adjust incentive awards downward based on such factors as the Committee deems appropriate.

  A participant's maximum potential payout is generally a fixed percentage of the midpoint of the annual salary range for the participant's position and is dependent upon the participant's level of participation in Ashland's Incentive Compensation Plan.

  Awards for the Chief Executive Officer, the Executive Vice President and senior vice presidents are based upon overall corporate performance. Awards to other corporate employees are based equally upon general overall corporate performance and business unit performance. Awards for business unit employees are based entirely on business unit performance. Business unit presidents receive awards based either solely on business unit performance or on a combination of overall corporate performance and business unit performance.

LONG-TERM INCENTIVE COMPENSATION

 Stock Options

  Ashland's employee stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options to be granted annually to key employees, a target number of shares for each executive grade level is established.

  All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued or re-issued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years.

  Ashland's Board also approved grants of stock options to certain employees of Marathon Ashland Petroleum LLC ("MAP"), Ashland's joint venture with USX-Marathon, under terms similar to those for Ashland employees. The Board believes that it is in Ashland's shareholders best interests to encourage MAP employees to hold Ashland shares. USX-Marathon is granting the same MAP employees stock options in USX-Marathon Group stock.

 Performance Shares/Units

  The performance share/unit program for certain key executives is a long-term incentive plan tied to Ashland's performance. Historically, the Committee has granted awards of performance shares or units to selected employees every two years with each award covering a four-year performance cycle.

  The number of performance shares or units awarded is based on the employee's responsibility, level, performance and salary level. Awards granted under the plan have generally ranged from 70% to 160% of an employee's base salary. Payment of an award is made only if one or more of the established performance objectives are met over the four-year performance period.

  Awards for the 1995-1998 and 1997-2000 performance periods are based on achievement of the following performance objectives and corresponding weights established by the Committee at the beginning of the performance period:

 . CORPORATE EMPLOYEES: (i) a minimum four-year average corporate return on equity (the "corporate objective") (50%); (ii) total return to shareholders ("TRS") at least equal to or greater than the median of the TRS of a peer group of companies over the four-year period (the "peer TRS objective") (25%); and (iii) TRS at least equal to or greater than the median of the companies in the Standard & Poor's 500 over the four-year period (the "S&P TRS objective") (25%).

 . BUSINESS UNIT EMPLOYEES: (i) a minimum four-year average return on investment for the applicable business unit (50%); (ii) the corporate objective (25%);
  (iii) the peer TRS objective (12.5%); and (iv) the S&P TRS objective (12.5%).

  Awards to the Chief Executive Officer, the Executive Vice President and the Senior Vice Presidents are based upon achievement of an average net income objective for the four-year period. If the foregoing objectives are met, the Committee may adjust any award payment downward based on such factors as the Committee deems appropriate.

STOCK OWNERSHIP PHILOSOPHY

  The Committee and Senior Management believe that linking a significant portion of an executive's current and potential future net worth to Ashland's success, as reflected in the stock price, gives the executive a stake similar to that of Ashland's owners and results in long-term management for the benefit of those owners.

  Consistent with this philosophy, the Committee has adopted Stock Ownership Guidelines for Ashland's executive officers and designated key managers. These guidelines establish minimum levels of stock ownership as follows:

  . the Chief Executive Officer--stock having a value equal to five times base salary;

  . the Executive Vice President, senior vice presidents, business unit presidents and administrative vice presidents--three times base salary; and

  . designated key managers--one times base salary.

  In addition, incentive compensation payments for the previous five years were made 20% in Ashland Common Stock. Further, fiscal 1995-1998 and fiscal 1997-2000 performance awards to certain executive officers were denominated 100% in stock. Any payment of those performance awards will be made 100% in stock. For other key managers, performance awards will be paid 50% in stock.

DEDUCTIBILITY OF COMPENSATION

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this proxy statement. The deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.

  The Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that all future amounts paid to its executive officers will be fully deductible by Ashland.

OTHER PLANS

  Ashland also maintains an Employee Savings Plan and pension, insurance and other benefit plans for its employees. Executives participated in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans, during fiscal 1998. Beginning in January 1999, certain highly compensated employees no longer can participate in Ashland's Employee Savings Plan, and will instead receive some of the same benefits available under the Employee Savings Plan by participating in the Employees' Deferral Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

 . Fiscal 1998 Performance

                                                                     YEAR ENDED
                                                                     SEPTEMBER 30,
                                                                -------------------
                                                                 1998         1997
                                                                -------      ------
                                                                (IN MILLIONS EXCEPT
                                                                 EARNINGS PER SHARE)
      Reported results
       Net income...........................................    $203         $279
       Earnings per share...................................    $2.63        $3.64
      Excluding unusual items
       Net income...........................................    $263         $245
       Earnings per share...................................    $3.41        $3.21

  Financial results for fiscal 1998 were adversely affected by unusual items. On a pre-tax basis, these items included:

  . a $50 million charge for severance and other costs related to Ashland's corporate reorganization and headquarters relocation;

  . a $43 million charge primarily for retained environmental issues associated with properties contributed to MAP;

  . $15 million charge to adjust the carrying value of MAP's inventories to market value; and

  . a $14 million gain on Ashland's sale of its stock in Melamine Chemical, Inc.

  The combined impact of these items lowered 1998 earnings by $60 million, or 78 cents a share, after taxes. Excluding unusual items in both years, net income was $263 million, or $3.41 a share, for 1998, up from $245 million, or $3.21 per share for 1997. Removing unusual items in both years gives a clearer picture of 1998 results. On an adjusted basis, net income grew 7 percent, while earnings per share increased 6 percent. Operating income excluding unusual items totaled $541 million, up 11 percent from 1997. Debt as a percent of total capitalization was 43 percent at September 30, 1998, despite 20 acquisitions for a total consideration of $255 million. The acquisitions were in keeping with Ashland's strategy to grow earnings from wholly owned businesses.


 . Fiscal 1998 CEO Compensation

  Considering Ashland's positive financial performance over the past two fiscal years, Mr. Chellgren received a base salary increase of $50,000. This was his first salary increase since becoming Chief Executive Officer on October 1, 1996. Mr. Chellgren received an annual bonus for fiscal 1998 of $1,108,458, as Ashland's performance for fiscal 1998 exceeded the established incentive compensation Hurdle. Mr. Chellgren received a stock payout of the fiscal 1995-1998 performance share award in the amount of 8,495 shares. During the fiscal 1995-1998 performance cycle, Ashland achieved a four-year average 10.9% ROE and 9.8% TRS.

SUMMARY

  The Committee believes that the compensation provided to Ashland's executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

                                                   PERSONNEL AND COMPENSATION
                                                   COMMITTEE
                                                   Frank C. Carlucci, Chairman
                                                   James B. Farley
                                                   Mannie L. Jackson
                                                   Patrick F. Noonan
                                                   W. L. Rouse, Jr.

                           SUMMARY COMPENSATION TABLE

  The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 1998, 1997 and 1996 for the Chief Executive Officer of Ashland and each of the other most highly compensated executive officers as of September 30, 1998.

                                 ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                            ----------------------------- ----------------------------------
                                                                AWARDS            PAYOUTS
                                                  OTHER   --------------------- ------------
                                                 ANNUAL   RESTRICTED                         ALL OTHER
                                                 COMPEN-    STOCK       OPTIONS     LTIP      COMPEN-
PRINCIPAL POSITION     YEAR  SALARY   BONUS(1)  SATION(2) AWARDS ($)      (#)    PAYOUTS(3)  SATION(4)
------------------     ---- -------- ---------- --------- ----------    ------- ------------ ---------
Paul W. Chellgren      1998 $810,677 $1,108,458  $17,570                40,000  8,495 shares  $32,761
 Chairman of the Board 1997  745,996    978,566   13,222  $2,769,375(5) 40,000             0   32,832
 and Chief Executive   1996  580,699    514,782   14,041                50,000      $347,760   32,871
 Officer
John A. Brothers       1998  507,105    473,046   14,361                15,000  6,178 shares   20,493
 Executive Vice
 President             1997  451,143    397,759   13,009     988,750(6) 30,000             0   19,998
                       1996  411,664    344,513   19,674                25,000      $266,616   22,446
James R. Boyd          1998  426,037    411,667    6,214                20,000  5,252 shares   17,217
 Senior Vice President 1997  383,299    405,943    9,079                20,000             0   17,149
 and Group Operating   1996  355,127    371,673    9,957                25,000      $213,293   26,483
 Officer
J. Marvin Quin         1998  381,191    370,403    5,223                15,000  4,711 shares   15,406
 Senior Vice President 1997  345,161    362,472    3,525                20,000             0   15,547
 and Chief Financial   1996  320,246    259,093    3,587                25,000      $193,200   16,164
 Officer
David J. D'Antoni      1998  410,513    300,566    3,076                20,000  8,011 shares   16,590
 Senior Vice President
 and President of      1997  368,351    354,043    5,635                20,000             0   16,521
 Ashland Chemical      1996  340,178    333,160    3,834                15,000      $269,906   36,035
 Company

---------------------
(1) Amounts received under Ashland's Incentive Compensation Plan for each of the fiscal years ended September 30, 1998, 1997 and 1996.

(2) This column reflects reimbursement of taxes for each of the named executives. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(3) Amounts received under Ashland's Performance Unit Plan for the fiscal 1993-1996 and 1995-1998 performance periods.

(4) Amounts shown in this column reflect employer matching contributions under Ashland's Employee Savings Plan and allocations of stock under Ashland's LESOP as provided on the same basis for all employees and related forfeiture payments under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For fiscal 1998, these payments were $6,720 (for Employee Savings Plan) and $0 (for LESOP) for each named executive officer and $26,041, $13,773, $10,497, $8,686 and $9,870 (for ERISA
    forfeitures) for Messrs. Chellgren, Brothers, Boyd, Quin and D'Antoni, respectively.

(5) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on May 15, 1997 of $46.50 per share and on September 18, 1997 of $50.4375 per share, and net of the $1.00 per share purchase price.

(6) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 18, 1997 of $50.4375 per share, and net of the $1.00 per share purchase price.

STOCK OPTION GRANTS

  The following table sets forth certain information on stock option grants in fiscal 1998 to the Chief Executive Officer of Ashland and each of the other most highly compensated executive officers as of September 30, 1998.

                         OPTION GRANTS IN FISCAL 1998






                       INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
---------------------------------------------------------------   VALUE AT ASSUMED
                                 % OF TOTAL                        ANNUAL RATES OF
                                  OPTIONS                            STOCK PRICE
                                 GRANTED TO EXERCISE              APPRECIATION FOR
                         OPTIONS EMPLOYEES  OR BASE                 OPTION TERM*
                         GRANTED IN FISCAL   PRICE   EXPIRATION ---------------------
NAME                       (#)      YEAR     ($/SH)     DATE        5%        10%
----                     ------- ---------- -------- ---------- ---------- ----------
Paul W. Chellgren....... 40,000     6.9%    $48.000   10/17/08  $1,220,219 $3,099,697
John A. Brothers........ 15,000     2.6%    $48.000   10/17/08     457,582  1,162,386
James R. Boyd........... 20,000     3.5%    $48.000   10/17/08     610,110  1,549,848
J. Marvin Quin.......... 15,000     2.6%    $48.000   10/17/08     457,582  1,162,386
David J. D'Antoni....... 20,000     3.5%    $48.000   10/17/08     610,110  1,549,848

---------------------
*Option Value assuming stock price appreciation rates of 5% and 10% compounded annually for the 10 year and 1 month term of the options. At the 5% and 10% rates, the stock price at October 17, 2008 (the expiration date of the $48.000 options) would be $78.51 and $125.49, respectively, and the potential realizable value for all Ashland shareholders if all 75,634,909 shares outstanding on September 17, 1998 (the grant date of the $48.00 options) were held until October 17, 2008 would be $5,937,755,242 and $9,491,607,440, respectively. Actual gains will be dependent on future stock market conditions, and there can be no assurance that these amounts will be achieved.

STOCK OPTION EXERCISES

  The table below sets forth the following information with respect to stock option exercises during fiscal 1998 by each of the named executive officers and the status of their options as of September 30, 1998:

  . The number of shares of Ashland Common Stock acquired upon exercise of stock options during fiscal 1998;

  . The aggregate dollar value realized upon the exercise of such options;

  . The total number of exercisable and unexercisable stock options held at September 30, 1998; and

  . The aggregate dollar value of in-the-money unexercised options at September 30, 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                      AND FISCAL YEAR END OPTION VALUES(1)

                                                 NUMBER OF
                                                UNEXERCISED
                                                  OPTIONS       VALUE OF UNEXERCISED
                            SHARES     VALUE     AT FY-END          IN-THE-MONEY
                         ACQUIRED ON  REALIZED  EXERCISABLE/    OPTIONS AT FY-END(1)
NAME                     EXERCISE (#)   (2)    UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                     ------------ -------- -------------- -------------------------
Paul W. Chellgren.......       0      $282,706 307,500/72,500    $3,831,250/$90,625
John A. Brothers........       0             0 143,750/36,250     1,749,687/ 45,312
James R. Boyd...........       0             0 139,250/36,250     1,567,749/ 45,312
J. Marvin Quin..........       0             0  81,250/31,250       717,812/ 45,312
David J. D'Antoni.......       0             0 113,250/33,750     1,293,812/ 27,187

---------------------
(1) Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 1998 of $46.25 per share.

(2) Mr. Chellgren exercised 17,500 stock options in a series of "cashless exercises" in fiscal 1998 resulting in the indicated Value Realized.

RETIREMENT PLANS

Pension Plans

  Ashland maintains qualified pension plans under which executive officers are entitled to benefits on the same basis as other employees. Upon a "change in control" of Ashland (as defined in the plans), these plans will terminate and the funds in the plans, as well as any excess assets, will be distributed to the participants.

  If benefits payable under the qualified plans exceed limits imposed by the Code, they can be paid out (with the approval of the Personnel and Compensation Committee of the Board) under a nonqualified excess benefit pension plan. The nonqualified plan provides for the payment of benefits in excess of ERISA limits or of limits imposed by the Code. The nonqualified plan provides that participants may, at the discretion of the Personnel and Compensation Committee, receive their retirement benefits in a lump-sum distribution. Those approved to receive a lump-sum payment may defer payment of all or part of it through the Employees' Deferral Plan.

  The following table shows the total combined estimated annual benefits payable under the qualified and nonqualified plans to eligible salaried employees for years of service, assuming retirement at age 65. Benefits are determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code.

                                     ESTIMATED ANNUAL RETIREMENT BENEFITS
                                    --------------------------------------
AVERAGE                                     YEARS OF PARTICIPATION
 ANNUAL       ----------------------------------------------------------------------------
EARNINGS*       10            15            20            25            30            35
---------     -------       -------       -------       -------       -------       -------
$  25,000     $ 3,300       $ 4,950       $ 6,601       $ 8,251       $ 9,901       $11,552
   50,000       7,050        10,575        14,101        17,626        21,151        24,677
  100,000      14,550        21,825        29,100        36,376        43,650        50,925
  200,000      29,550        44,325        59,100        73,876        88,650       103,425
  300,000      44,550        66,825        89,100       111,376       133,650       155,925
  400,000      59,550        89,325       119,100       148,876       178,650       208,425
  500,000      74,550       111,825       149,100       186,376       223,650       260,925
  600,000      89,550       134,325       179,100       223,876       268,650       313,425
  800,000     119,550       179,325       239,101       298,876       358,651       418,427
1,000,000     149,550       224,325       299,101       373,876       448,651       523,427
1,200,000     179,550       269,325       359,101       448,876       538,651       628,427
1,400,000     209,550       314,325       419,101       523,876       628,651       733,427

---------------------
* Average annual earnings includes a participant's salary during the highest consecutive 36 month period of the final 120 month period prior to retirement, but excludes other forms of compensation included in the Summary Compensation Table.

  As of October 1, 1998, Messrs. Chellgren, Brothers, Boyd, Quin and D'Antoni had credited service in the combined plans of 23, 28, 16, 25 and 24 years, respectively.

Supplemental Early Retirement Plan

  The Supplemental Early Retirement Plan (the "SERP") allows eligible key executives to retire prior to age 65. The maximum annual benefit payable under the SERP is an amount equal to 50% of the final average annual compensation the employee received during the highest 36 months of his or her final 60 months of employment. Annual compensation includes salary plus incentive compensation awards. The amount paid under the SERP is reduced by any other payments made under Ashland's qualified and nonqualified pension plans.

  At the discretion of the Personnel and Compensation Committee of the Board an individual may receive a SERP retirement benefit in a lump-sum distribution. An executive approved under the SERP may defer payment of all or a part of the lump sum, through the Employees' Deferral Plan. The retirement benefit received as a lump sum is equal to the actuarial present value of all expected future payments if the executive received monthly payments discounted at the average of the monthly published Pension Benefit Guaranty Corporation (the "PBGC") rates used to value annuities in effect during the six months ending the January 1 or July 1 immediately preceding the calculation date. Prior to October 1, 1998, the Personnel and Compensation Committee used the PBGC interest rate to calculate lump sum conversions. Effective October 1, 1998, lump sum distributions will be calculated under assumptions prescribed by the Personnel and Compensation Committee, which may or may not be the PBGC rate.

  In addition, the amounts paid out under the SERP are reduced by the actuarial value of 50% of the value of a participant's LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code.

  Messrs. Chellgren and Brothers are currently eligible to participate in the SERP. The estimated lump-sum value of the retirement benefit under the SERP to Mr. Chellgren, assuming retirement at age 62, is $5,449,274 and to Mr. Brothers, again assuming retirement at age 62, is $2,259,557.

  Upon a "change in control" of Ashland (as defined in the SERP), eligible key executive employees may, at their election, retire at an earlier age pursuant to the SERP. Ashland normally enters into consulting agreements with its retiring key executive employees who participate in the SERP. Under these agreements, a retiring executive receives payment of a mutually agreed per diem compensation for services rendered to Ashland.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

  The executive officers listed in this Proxy Statement, as well as certain other executive officers, have employment agreements with Ashland which provide for the continuation of their then-current salaries for two years after termination of their employment with Ashland without "Cause". If they are terminated without "Cause", or if they resign for "Good Reason", within two years after a "change in control" of Ashland, they would receive a payment equal to three times their annual compensation, including incentive compensation payments, based on the average of the preceding five years. In addition, the Executive Employment Agreements provide for continuation of certain benefits for one year. The terms "Cause", "Good Reason" and "change in control" are defined in the agreements. The total payment to an individual executive would never exceed an amount that would be deemed an "excess parachute payment" under Section 280G of the Code.

                    FIVE YEAR TOTAL RETURN PERFORMANCE GRAPH

  The following graph compares Ashland's five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor's 500 index, the peer group used by Ashland in its 1997 Proxy Statement (the "Old Peer Group") and a newly constructed peer group (the "New Peer Group"). The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

                             [GRAPH APPEARS HERE]

  The Old Peer Group was originally developed in 1993 to closely resemble Ashland's business structure at the time. The Old Peer Group consists of the following companies: Diamond Shamrock (now Ultramar Diamond Shamrock); FINA, Inc. (now wholly-owned by PetroFina S.A.); Pennzoil Company; Sun Company, Inc.; Total Petroleum N.A. (now wholly-owned by Ultramar Diamond Shamrock); Union Carbide Corporation and USX-Marathon Group. The annual returns for each of these seven companies are weighted by beginning-of-the-year market capitalization.

  Due to recent changes within Ashland's operating structure, a New Peer Group has been constructed that includes representative companies from the four industries in which Ashland primarily competes: petroleum refining and marketing, specialty chemical production and distribution, motor oil and car care products, and highway construction. The annual returns for the companies in each of the following portfolios have been weighted by their respective beginning-of-year market capitalization:

  . Petroleum Refining and Marketing Portfolio: Holly Corporation; Sun
    Company, Inc.; Tesoro Petroleum Corporation; Tosco Corporation; Ultramar Diamond Shamrock; and Valero Energy Corporation.

  . Specialty Chemical Production and Distribution Portfolio: Air Products &
    Chemicals, Inc.; Dow Chemical; E.I. DuPont de Nemours & Co., Inc.; Eastman Chemical Company; Praxair, Inc.; Rohm & Haas Company; and Union Carbide Corporation.

  . Motor Oil and Car Care Products Portfolio: Quaker State Corporation.

  . Highway Construction Portfolio: Florida Rock Industries and Granite
    Construction, Inc.

  Each portfolio is then weighted to reflect Ashland's annual invested capital in each of these lines of business with the annual return for the New Peer Group represented by the sum of these weighted portfolios.

                                 MISCELLANEOUS

  PERSONNEL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Personnel and Compensation Committee of the Board of Directors for fiscal 1998 were Frank C. Carlucci (Chairman), James B. Farley, Mannie L. Jackson, Patrick F. Noonan and W. L. Rouse, Jr. There were no impermissible interlocks or inside directors on the Personnel & Compensation Committee.

  BUSINESS RELATIONSHIPS. During fiscal 1998, the firm of Cravath, Swaine & Moore, of which Mr. Butler is a member, was paid for legal services rendered to Ashland and certain of its subsidiaries.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Ashland believes that during fiscal 1998 its executive officers and directors have complied with
Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder.

  PROXY SOLICITATION COSTS. The proxies being solicited by this Proxy Statement are being solicited by Ashland. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow's fees will be paid by Ashland and are estimated at $35,000, excluding out-of-pocket expenses.

  SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING. Shareholders interested in presenting a proposal for consideration at Ashland's Annual Meeting of Shareholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934 and Ashland's By-laws. To be eligible for inclusion in the Proxy Statement for the 2000 Annual Meeting, shareholder proposals must be received by Ashland's Corporate Secretary no later than August 13, 1999.

  Ashland's By-Laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Second Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

  . the name and address of the shareholder proposing such business;

  . a representation that the shareholder is a holder of record of stock of Ashland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

  . any material interest of the shareholder in such business; and

  . a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

  The By-laws further provide that no business shall be conducted at any annual meeting of shareholders except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

  OTHER MATTERS. As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, proxies in the enclosed form returned to Ashland will be voted in accordance with the recommendation of the Board or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

  Please fill in, sign and date the enclosed form of proxy and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                                    THOMAS L. FEAZELL
                                                 Senior Vice President,
                                              General Counsel and Secretary

Russell, Kentucky
December 11, 1998.

[ASHLAND LOGO] ASHLAND INC.

THE SOLICITATION OF THESE CONFIDENTIAL VOTING
INSTRUCTIONS IS MADE ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned, as a participant in the Employee Savings Plan or the Leveraged Employee Stock Ownership Plan, or any combination, hereby instructs the Trustee of the respective Plans to appoint PAUL W. CHELLGREN and THOMAS L. FEAZELL, and each of them, with full power of substitution, the attorney and proxy of the said Trustees to represent the interests of the undersigned in Ashland Common Stock held under the terms of said Plan(s), at the Annual Meeting of Shareholders of ASHLAND INC. to be held at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky, at 10:30 a.m. on January 28, 1999, or any adjournment thereof, and to vote, with all powers the Trustee would possess if present (a) all shares of Ashland Common Stock ("Common Stock") credited to the undersigned's account(s) under said Plan(s) as of the record date for the Annual Meeting ("Directed Shares") and (b) the proportionate number of Non-Directed Shares of Common Stock as to which the undersigned is entitled to direct the vote in accordance with the provisions of the Plan(s), upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

By completing, signing and returning this voting instruction card the undersigned will be acting as a named fiduciary under the Employee Retirement Income Security Act of 1974, as amended, for the Plans in which you participate and will be voting all Directed Shares as well as Non-Directed Shares of Common Stock the same way. Any Participant wishing to vote the Non-Directed Shares differently from the Directed Shares or not wishing to vote the Non-Directed Shares at all may do so by requesting a separate voting instruction card from Harris Trust and Savings Bank, 311 W. Monroe St., 11th Floor, Chicago, IL 60606, 312-461-5160, Attn: Susan Hogan.

Non-Directed shares are those shares of Common Stock, allocated to a participant account, but for which a voting instruction card is not timely received by the Trustees.

PLEASE MARK, SIGN DATE AND MAIL THE VOTING INSTRUCTION CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



4298--Ashland Inc. (ESOP) Ivory Stock

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]

--------------------------------------------------------------------------------
[ ] TO VOTE FOR ALL FOUR ITEMS AS RECOMMENDED BY THE BOARD OF DIRECTORS, MARK
    THIS BOX, SIGN, DATE AND RETURN THE PROXY.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                         ---
1. ELECTION OF DIRECTORS -
   Nominees are:  Class I:   Frank C. Carlucci, James B. Farley,
                             Bernadine P. Healy, W.L. Rouse, Jr.
                  Class II:  Ernest H. Drew

                                                       FOR ALL (Except
                 FOR              WITHHOLD             Nominee(s) written
                 ALL                ALL                below)
                 [ ]                [ ]                      [ ]


-----------------------------------------------------------------
2. Ratification of Ernst & Young LLP as independent auditors for the 1999 fiscal year.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]



Shares represented by this proxy will be voted as directed by the stockholder. If no such choice is specified, the proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                         -------

3. Shareholder proposal to spin off Ashland Chemical, APAC and Valvoline as three separate companies.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]

4. Shareholder proposal to distribute Arch Coal, Inc. stock to Ashland's shareholders.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]


Dated:
      --------------------------------------------
Signature(s)
            --------------------------------------

--------------------------------------------------
Please date and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full name.





- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             [UP ARROW]      FOLD AND DETACH HERE      [UP ARROW]


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE




4298--ASHLAND INC. (ESOP) IVORY STOCK

[ASHLAND LOGO]   ASHLAND INC.

  THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints PAUL W. CHELLGREN and THOMAS L. FEAZELL, and each of them, with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of ASHLAND INC. to be held at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky, at 10:30 a.m. on January 28, 1999, or any adjournment thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the matters described and upon any other business that may properly come before the meeting of any adjournment thereof.


           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]

--------------------------------------------------------------------------------
[ ] TO VOTE FOR ALL FOUR ITEMS AS RECOMMENDED BY THE BOARD OF DIRECTORS, MARK
    THIS BOX, SIGN, DATE AND RETURN THE PROXY.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                         ---
1. ELECTION OF DIRECTORS -
   Nominees are:  Class I:   Frank C. Carlucci, James B. Farley,
                             Bernadine P. Healy, W.L. Rouse, Jr.
                  Class II:  Ernest H. Drew

                                                       FOR ALL (Except
                 FOR              WITHHOLD             Nominee(s) written
                 ALL                ALL                below)
                 [ ]                [ ]                      [ ]


-----------------------------------------------------------------
2. Ratification of Ernst & Young LLP as independent auditors for the 1999 fiscal year.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]



Shares represented by this proxy will be voted as directed by the stockholder. If no such choice is specified, the proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                         -------

3. Shareholder proposal to spin off Ashland Chemical, APAC and Valvoline as three separate companies.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]

4. Shareholder proposal to distribute Arch Coal, Inc. stock to Ashland's shareholders.

                 FOR              AGAINST                 ABSTAIN
                 [ ]                [ ]                     [ ]


Dated:
      --------------------------------------------
Signature(s)
            --------------------------------------

--------------------------------------------------
Please date and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full name.





- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             [UP ARROW]      FOLD AND DETACH HERE      [UP ARROW]


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE